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                                                                    EXHIBIT 21.1




CORPORATE ORGANIZTIONAL STRUCTURE:
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PC Connection, Inc., a Delaware corporation, is the parent company of the following wholly-owned subsidiaries:

1.  PC Connection Sales Corporation, a Delaware company.

        o PC Connection Sales of Massachusetts, Inc., a Delaware company (subsidiary of PC Connection Sales Corporation).

2.  Merrimack Services Corporation, a Delaware company.

3.  Comteq Federal, Inc., a Maryland company.

        o Comteq Federal of New Hampshire, a Delaware company (subsidiary of Comteq Federal, Inc.).